Exhibit 99.1

HubSpot Reports Q2 2017 Results

Strong Revenue Growth, Improved Margins and Positive Free Cash Flow

Full-Year 2017 Guidance Raised

CAMBRIDGE, MA (August 2, 2017) — HubSpot, Inc. (NYSE: HUBS), a leading inbound marketing and sales software company, today announced financial results for the second quarter ended June 30, 2017.

Financial Highlights:

Revenue

•	Total revenue was $89.1 million, up 37% compared to the second quarter of 2016.

•	Subscription revenue was $84.4 million, up 38% compared to the second quarter of 2016.

•	Professional services and other revenue was $4.7 million, up 17% compared to the second quarter of 2016.

Operating Income (Loss)

•	GAAP operating margin was (11.9%) for the quarter, compared to (17.0%) in the second quarter of 2016.

•	Non-GAAP operating margin was 2.7% for the quarter, an improvement of approximately 7 percentage points from (3.9%) in the second quarter of 2016.

•	GAAP operating loss was ($10.6) million for the quarter, compared to ($11.0) million in the second quarter of 2016.

•	Non-GAAP operating income was $2.4 million for the quarter, compared to a loss of ($2.5) million in the second quarter of 2016. Non-GAAP operating income (loss) excludes stock-based compensation expense and amortization of acquired intangibles.

Net Income (Loss)

•	GAAP net loss was ($9.5) million, or ($0.26) per basic and diluted share for the quarter, compared to ($11.1) million, or ($0.32) per basic and diluted share, in the second quarter of 2016.

•	Non-GAAP net income was $2.6 million, or $0.07 per basic and diluted share for the quarter, compared to net loss of ($2.6) million, or ($0.07) per basic and diluted share, in the second quarter of 2016. Non-GAAP net income per share excludes stock-based compensation expense, amortization of acquired intangibles, non-cash interest expense for amortization of debt discount and debt issuance costs, and the deferred income tax benefit from convertible notes.

•	Second quarter weighted average basic and diluted shares outstanding for GAAP net loss per share was 36.7 million, compared to 35.0 million basic and diluted shares in the second quarter of 2016.

•	Second quarter weighted average basic and diluted shares outstanding for non-GAAP net income per share was 36.7 million and 39.2 million, respectively, compared to 35.0 million weighted average basic and diluted shares in the second quarter of 2016.

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Balance Sheet and Cash Flow

•	The Company finalized a $400 million convertible bond offering. The net proceeds from this offering were approximately $389.2 million. The Company used approximately $20 million of the net proceeds to pay the costs associated with a note hedge transaction (after such cost were partially offset by the proceeds by a warrant transaction). The Company intends to use the remainder of the net proceeds for general corporate purposes.

•	The company’s cash, cash equivalents and investments balance was $534.3 million as of June 30, 2017.

•	During the second quarter, the company generated $1.8 million of free cash flow compared to $2.9 million during the second quarter of 2016.

Additional Recent Business Highlights

•	Grew total customers to 34,326 at June 30, 2017, up over 40% from June 30, 2016.

○	Total average subscription revenue per customer was $10,228 during the second quarter of 2017.

•	Grew marketing customers to 26,560 at June 30, 2017, up 30% from June 30, 2016.

Increased marketing average subscription revenue per customer during the second quarter of 2017 to $12,773 from $11,978 in the second quarter of 2016.

“Q2 was great quarter for HubSpot and we are pleased with our results,” said Brian Halligan, co-founder and CEO. “We continue to see the strong growth from our marketing and sales products, in-particular with our growth stack customers who have adopted both products. We have a significant opportunity to continue increasing the value that we bring to both established and new customers as we work with them to better coordinate their marketing and sales functions to drive growth.”

Business Outlook

Based on information available as of August 2, 2017, HubSpot is issuing guidance for the third quarter of 2017 and raising guidance for full year 2017 as indicated below.

Third Quarter 2017:

•	Total revenue is expected to be in the range of $92.8 million to $93.8 million.

•	Non-GAAP operating loss is expected to be between a loss of ($4.5) million to ($3.5) million. This excludes stock-based compensation expense of approximately $10.9 million.

•	Non-GAAP net loss per common share is expected to be between a loss of ($0.10) to ($0.08). This excludes stock-based compensation expense of approximately $10.9 million, non-cash interest expense for the amortization of debt discount and debt issuance costs of approximately $4.8 million, and the deferred income tax benefit from convertible notes of approximately $3.4 million. This assumes approximately 37.1 million weighted average basic and diluted shares outstanding.

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Full Year 2017:

•	Total revenue is expected to be in the range of $362.8 million to $364.8 million, up from our previously guided range of $355.5 million to $359.5 million dollars.

•	Non-GAAP operating income is expected to in be in the range of breakeven to $2.0 million, up from our previously guided range of a loss of ($5.0) million to ($3.0) million. This excludes stock-based compensation expense of approximately $44.4 million, and amortization of acquired intangible assets of approximately $16 thousand.

•	Non-GAAP net income per common share is expected to be in the range of $0.03 to $0.07, up from our previously guided range of a loss of ($0.10) to ($0.04). This excludes stock-based compensation expense of approximately $44.4 million, amortization of acquired intangible assets of approximately $16 thousand, non-cash interest expense for the amortization of debt discount and debt issuance costs of approximately $12.4 million, and the deferred income tax benefit from convertible notes of approximately $9.4 million. This assumes approximately 39.6 million weighted average diluted shares outstanding.

Conference Call Information

HubSpot will host a conference call on Wednesday, Aug 2, 2017, at 4:30 p.m. Eastern Time (ET) to discuss its second quarter 2017 financial results and business outlook. To access this call, dial (877) 201-0168 (domestic) or (647) 788-4901 (international). The conference ID is 53211676. Additionally, a live webcast of the conference call will be available in the “Investor” section of the HubSpot’s web site at www.hubspot.com.

Following the conference call, a replay will be available until 11 pm on Aug 9, 2017 at (800) 585-8367 (domestic) or (416) 621-4642 (international). The replay pass code is 53211676. An archived webcast of this conference call will also be available in the “Investor” section of HubSpot’s web site at www.hubspot.com. The company has used, and intends to continue to use, the investor relations portion of its website as a means of disclosing material non-public information and for complying with disclosure obligations under Regulation FD.

About HubSpot

HubSpot is a leading inbound marketing and sales platform. Over 34,000 total customers in over 90 countries use HubSpot’s award-winning software, services, and support to create an inbound experience that will attract, engage, and delight customers. Learn more at www.hubspot.com .

The tables at the end of this press release include a reconciliation of generally accepted accounting principles (“GAAP”) to non-GAAP operating income (loss), operating margin, subscription margin, expense, expense as a percentage of revenue, net income (loss), and free cash flow for the three and six months ended June 30, 2017 and 2016. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Cautionary Language Concerning Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our financial guidance for the third fiscal quarter of 2017 and full year 2017, our position to execute on our growth strategy in the mid-market, and our ability to expand our leadership position and market opportunity for our inbound platform. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or

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suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, our history of losses, our ability to retain existing customers and add new customers, the continued growth of the market for an inbound platform; our ability to differentiate our platform from competing products and technologies; our ability to manage our growth effectively to maintain our high level of service; our ability to maintain and expand relationships with our marketing agency partners; our ability to successfully recruit and retain highly-qualified personnel; the price volatility of our common stock, and other risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed on May 2, 2017 and our other SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

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Consolidated Balance Sheets

(in thousands)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$175,622	$59,702
Short-term investments	316,798	54,648
Accounts receivable — net of allowance for doubtful accounts of $650 and $617 at June 30, 2017 and December 31, 2016, respectively	38,466	38,984
Deferred commission expense	11,149	9,025
Restricted cash	—	162
Prepaid hosting costs	1,521	5,299
Prepaid expenses and other current assets	20,224	8,433

Total current assets	563,780	176,253
Long-term investments	41,895	35,718
Property and equipment, net	37,618	30,201
Capitalized software development costs, net	7,774	6,523
Restricted cash	5,100	321
Other assets	1,579	966
Goodwill	9,773	9,773

Total assets	$667,519	$259,755

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,865	$4,350
Accrued compensation costs	12,668	11,415
Other accrued expenses	27,354	15,237
Capital lease obligations	780	796
Deferred rent	157	159
Deferred revenue	109,919	95,426

Total current liabilities	153,743	127,383
Capital lease obligations, net of current portion	319	275
Deferred rent, net of current portion	16,780	10,079
Deferred revenue, net of current portion	1,394	1,171
Asset retirement obligations	872	591
Other long-term liabilities	1,944	1,556
Convertible senior notes	288,764	—

Total liabilities	463,816	141,055

Stockholders’ equity:
Common stock	36	36
Additional paid-in capital	467,897	365,444
Accumulated other comprehensive loss	(266)	(864)
Accumulated deficit	(263,964)	(245,916)

Total stockholders’ equity	203,703	118,700

Total liabilities and stockholders’ equity	$667,519	$259,755

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Consolidated Statements of Operations

(in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Subscription	$84,363	$60,916	$161,866	$115,852
Professional services and other	4,730	4,058	9,479	8,082

Total revenue	89,093	64,974	171,345	123,934

Cost of revenues:
Subscription	12,492	9,985	23,901	18,895
Professional services and other	6,099	5,210	11,762	10,271

Total cost of revenues	18,591	15,195	35,663	29,166

Gross profit	70,502	49,779	135,682	94,768

Operating expenses:
Research and development	15,889	11,278	29,259	21,082
Sales and marketing	50,708	39,140	97,380	74,338
General and administrative	14,482	10,391	27,620	20,239

Total operating expenses	81,079	60,809	154,259	115,659

Loss from operations	(10,577)	(11,030)	(18,577)	(20,891)

Other expense:
Interest income	734	201	1,037	380
Interest expense	(2,832)	(93)	(2,884)	(180)
Other expense	(97)	(202)	(225)	(535)

Total other expense	(2,195)	(94)	(2,072)	(335)

Loss before income tax benefit	(12,772)	(11,124)	(20,649)	(21,226)
Income tax benefit	3,251	60	3,053	8

Net loss	$(9,521)	$(11,064)	$(17,596)	$(21,218)

Net loss per share, basic and diluted	$(0.26)	$(0.32)	$(0.48)	$(0.61)
Weighted average common shares used in computing basic and diluted net loss per share:	36,654	35,023	36,431	34,858

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Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Operating Activities:
Net loss	$(9,521)	$(11,064)	$(17,596)	$(21,218)
Adjustments to reconcile net loss to net cash and cash equivalents provide by operating activities
Depreciation and amortization	3,648	3,022	6,977	5,223
Stock-based compensation	13,006	8,474	22,309	14,705
Benefit for deferred income taxes	(3,517)	(168)	(3,544)	(165)
Amortization of debt discount and issuance costs	2,683	—	2,683	—
(Accretion) amortization of bond discount premium	(132)	190	(55)	411
Noncash rent expense	1,332	837	2,999	1,949
Unrealized currency translation	(149)	188	(195)	(63)
Changes in assets and liabilities, net of acquisition
Accounts receivable	(3,015)	(732)	1,161	(385)
Prepaid expenses and other assets	(8,979)	(221)	(7,918)	(2,624)
Deferred commission expense	(1,437)	296	(1,901)	(3)
Accounts payable	923	1,106	(327)	302
Accrued expenses	6,047	3,091	6,969	1,937
Deferred rent	3,636	(11)	3,602	(34)
Deferred revenue	4,202	3,634	12,655	11,786

Net cash and cash equivalents provided by operating activities	8,727	8,642	27,819	11,821

Investing Activities:
Purchases of investments	(288,910)	(12,142)	(305,277)	(21,111)
Maturities of investments	21,200	12,468	37,060	21,343
Purchases of property and equipment	(5,237)	(4,628)	(11,072)	(11,269)
Capitalization of software development costs	(1,730)	(1,078)	(3,340)	(2,512)
Purchases of strategic investments	(600)	—	(600)	—
Restricted cash	(158)	—	(4,589)	—

Net cash and cash equivalents used in investing activities	(275,435)	(5,380)	(287,818)	(13,549)

Financing Activities:
Employee taxes paid related to the net share settlement of stock-based awards	(944)	(384)	(2,097)	(1,342)
Proceeds related to the issuance of common stock under stock plans	3,145	3,176	7,485	6,168
Repayments of capital lease obligations	(278)	(177)	(518)	(319)
Proceeds of the issuance of convertible notes, net of issuance costs paid of $10,755	389,245	—	389,245	—
Purchase of note hedge related to convertible notes	(78,920)	—	(78,920)	—
Proceeds from the issuance of warrants related to convertible notes, net of issuance costs paid of $200	58,880	—	58,880	—

Net cash and cash equivalents provided by financing activities	371,128	2,615	374,075	4,507

Effect of exchange rate changes on cash and cash equivalents	1,416	(235)	1,844	302

Net increase in cash and cash equivalents	105,836	5,642	115,920	3,081
Cash and cash equivalents, beginning of period	69,786	53,019	59,702	55,580

Cash and cash equivalents, end of period	$175,622	$58,661	$175,622	$58,661

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Reconciliation of non-GAAP operating income (loss) and operating margin	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
(in thousands, except percentages)

GAAP operating loss	$(10,577)	$(11,030)	$(18,577)	$(20,891)
Stock-based compensation	13,006	8,475	22,309	14,705
Amortization of acquired intangible assets	—	20	16	44

Non-GAAP operating income (loss)	$2,429	$(2,535)	$3,748	$(6,142)

GAAP operating margin	(11.9%)	(17.0%)	(10.8%)	(16.9%)
Non-GAAP operating margin	2.7%	(3.9%)	2.2%	(5.0%)

Reconciliation of non-GAAP net income (loss)	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
(in thousands, except per share amounts)

GAAP net loss	$(9,521)	$(11,064)	$(17,596)	$(21,218)
Stock-based compensation	13,006	8,475	22,309	14,705
Amortization of acquired intangibles	—	20	16	44
Amortization of debt discount and debt issuance costs	2,683	—	2,683	—
Deferred income tax benefit from convertible notes	(3,541)	—	(3,541)	—

Non-GAAP net income (loss)	$2,627	$(2,569)	$3,871	$(6,469)

Non-GAAP net income (loss) per share:
Basic	$0.07	$(0.07)	$0.11	$(0.19)
Diluted	$0.07	$(0.07)	$0.10	$(0.19)
Shares used in non-GAAP per share calculations
Basic	36,654	35,023	36,431	34,858
Diluted	39,170	35,023	38,680	34,858

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Reconciliation of non-GAAP expense and expense as a percentage of revenue

(in thousands, except percentages)

	Three Months Ended June 30,
	2017					2016
	COS, Subscription	COS, Prof. services & other	R&D	S&M	G&A	COS, Subscription	COS, Prof. services & other	R&D	S&M	G&A
GAAP expense	$12,492	$6,099	$15,889	$50,708	$14,482	$9,985	$5,210	$11,278	$39,140	$10,391
Stock -based compensation	(178)	(666)	(3,461)	(5,113)	(3,588)	(131)	(477)	(2,272)	(3,469)	(2,126)
Amortization of acquired intangibles	—	—	—	—	—	(13)	—	—	(7)	—

Non-GAAP expense	$12,314	$5,433	$12,428	$45,595	$10,894	$9,841	$4,733	$9,006	$35,664	$8,265

GAAP expense as a percentage of revenue	14.0%	6.8%	17.8%	56.9%	16.3%	15.4%	8.0%	17.4%	60.2%	16.0%
Non-GAAP expense as a percentage of revenue	13.8%	6.1%	13.9%	51.2%	12.2%	15.1%	7.3%	13.9%	54.9%	12.7%

	Six Months Ended June 30,
	2017					2016
	COS, Subscription	COS, Prof. services & other	R&D	S&M	G&A	COS, Subscription	COS, Prof. services & other	R&D	S&M	G&A
GAAP expense	$23,901	$11,762	$29,259	$97,380	$27,620	$18,895	$10,271	$21,082	$74,338	$20,239
Stock -based compensation	(293)	(1,115)	(5,903)	(8,874)	(6,124)	(224)	(800)	(4,030)	(5,895)	(3,756)
Amortization of acquired intangibles	(9)	—	—	(7)	—	(31)	—	—	(13)	—

Non-GAAP expense	$23,599	$10,647	$23,356	$88,499	$21,496`	$18,640	$9,471	$17,052	$68,430	$16,483

GAAP expense as a percentage of revenue	13.9%	6.9%	17.1%	56.8%	16.1%	15.2%	8.3%	17.0%	60.0%	16.3%
Non-GAAP expense as a percentage of revenue	13.8%	6.2%	13.6%	51.6%	12.5%	15.0%	7.6%	13.8%	55.2%	13.3%

Reconciliation of non-GAAP subscription margin

(in thousands, except percentages)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP subscription margin	$71,871	$50,931	$137,965	$96,957
Stock -based compensation	178	131	293	224
Amortization of acquired intangible assets	—	13	9	31

Non-GAAP subscription margin	$72,049	$51,075	$138,267	$97,212

GAAP subscription margin percentage	85.2%	83.6%	85.2%	83.7%
Non-GAAP subscription margin percentage	85.4%	83.8%	85.4%	83.9%

Reconciliation of free cash flow

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP net cash and cash equivalents provided by operating activities	$8,727	$8,642	$27,819	$11,821
Purchases of property and equipment	(5,237)	(4,628)	(11,072)	(11,269)
Capitalization of software development costs	(1,730)	(1,078)	(3,340)	(2,512)

Non-GAAP free cash flow	$1,760	$2,936	$13,407	$(1,960)

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Non-GAAP Financial Measures

In this release, HubSpot’s non-GAAP operating income (loss), operating margin, subscription margin, expense, expense as a percentage of revenue, net income (loss), and free cash flow are not presented in accordance with GAAP and are not intended to be used in lieu of GAAP presentations of results of operations.

Management presents these non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the company’s performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company’s financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included above in this press release.

These non-GAAP measures exclude share-based compensation, amortization of acquired intangible assets, non-cash interest expense for the amortization of debt discount and debt issuance costs, and the deferred income tax benefit from convertible notes. We believe investors may want to exclude the effects of these items in order to compare our financial performance with that of other companies and between time periods:

(a)	Stock-based compensation is a non-cash expense accounted for in accordance with FASB ASC Topic 718. We believe that the exclusion of stock-based compensation expense allows for financial results that are more indicative of our operational performance and provide for a useful comparison of our operating results to prior periods and to our peer companies because stock-based compensation expense varies from period to period and company to company due to such things as differing valuation methodologies and changes in stock price.

(b)	Expense for the amortization of acquired intangible assets is a non-cash item, and we believe that the exclusion of this amortization expense provides for a useful comparison of our operating results to prior periods and to our peer companies.

(c)	In May 2017, the Company issued $400 million of convertible notes due in 2022 with a coupon interest rate of 0.25%. The imputed interest rate of the convertible senior notes was approximately 6.95%. This is a result of the debt discount recorded for the conversion feature that is required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instrument. The debt discount is amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense provides for a useful comparison of our operating results to prior periods and to our peer companies.

(d)	The deferred income tax benefit from the convertible notes issued in May 2017 is a non-cash item created by the difference in the carrying amount and tax basis of the convertible notes. This taxable temporary difference resulted in the Company recognizing a $9.4 million deferred tax liability which was recorded as an adjustment to additional paid-in capital on the consolidated balance sheet. The creation of the deferred tax liability is recognized as a component of equity and represents a source of future taxable income which supports the realization of a portion of the income tax benefit associated with the current year loss from operations. The deferred income tax benefit from the convertible notes is a non-cash item that is unique to the issuance of the Company’s convertible notes, and we believe the exclusion of this deferred tax benefit provides for a useful comparison of our operating results to prior periods and to our peer companies.

Investor Relations Contact:

Charles MacGlashing,

investors@hubspot.com

Media Contact:

Ellie Botelho

ebotelho@hubspot.com

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